Exhibit 10.2.23

THIRD AMENDMENT TO
THE AGREEMENT FOR
THE PURCHASE OF FIRM CAPACITY AND ENERGY
BETWEEN INDIANTOWN COGENERATION, L.P.
AND FLORIDA POWER & LIGHT COMPANY

THIRD AMENDMENT TO
THE AGREEMENT FOR
THE PURCHASE OF FIRM CAPACITY AND ENERGY
BETWEEN INDIANTOWN COGENERATION, L.P.
AND FLORIDA POWER & LIGHT COMPANY

THIS THIRD AMENDMENT TO THE AGREEMENT FOR THE PURCHASE OF FIRM CAPACITY AND ENERGY (“Third Amendment”) dated as of May __, 2001, is by and between Indiantown Cogeneration, L.P. (“ICL”) and Florida Power & Light Company (“FPL”) (individually, “Party,” and collectively, “Parties”). Unless otherwise defined herein, all capitalized terms shall have the meaning set forth in THE AGREEMENT FOR THE PURCHASE OF FIRM CAPACITY AND ENERGY BETWEEN INDIANTOWN COGENERATION, L.P. AND FLORIDA POWER & LIGHT COMPANY dated March 31, 1990, as amended by Amendment No. 1 to Agreement for the Purchase of Firm Capacity and Energy Between Indiantown Cogeneration, L.P. and Florida Power & Light Company, dated December 5, 1990 and Amendment No. 2 to Agreement for the Purchase of Firm Capacity and Energy Between Indiantown Cogeneration, L.P. and Florida Power & Light Company, dated July 15, 1992 (collectively the “Agreement”).

RECITALS

           WHEREAS, FPL and ICL are Parties to a dispute that is pending before the United States District Court for the Middle District of Florida, Orlando Division, captioned Indiantown Cogeneration, L.P. v. Florida Power & Light Company, Case No. 6:99-CV-317-ORL-28C (the "Litigation"), which has been stayed by the Court;

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           WHEREAS, the Parties executed a Settlement Agreement on December 19, 2000 that addressed ICL's reclosure of the Facility into the FPL system, specified the price to be paid for Energy if ICL recloses at a time when FPL does not desire that ICL reclose, delineated associated terms and conditions, and required the Parties to jointly work to prepare this Third Amendment; and

           WHEREAS, nothing herein or in the Settlement Agreement dated December 19, 2000 shall be construed as an admission of any kind by either Party, all such liability being expressly denied.

           NOW, THEREFORE, in consideration of the mutual covenants contained herein, the Parties agree as follows:

SECTION I
DEFINITIONS

           The Agreement is amended among other ways as set forth in this Third Amendment by amending certain specified Sections or by adding the following provisions, numbered Section 1.63 and higher, to Section 1.0 of the Agreement:

           1.3    The definition of "Agreement" shall be amended to read as follows: "this document, including APPENDIX 1 hereto, and Appendices A, B, C, D, E, F, G, H, I, J, K, L and M, as the same may be amended from time to time in accordance with Section 24.11."

           1.62    The definition of "Unscheduled Outage" shall be amended to read as follows: "a whole or partial interruption of the Facility's Committed Capacity, including, but not limited to, whether the Facility is (i) committed or decommitted by FPL or (ii) in a Reclose Period, in either case expressed in the nearest whole MW, that does not qualify as a Scheduled Reduction."

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           1.63    Accumulated Reclose Hours Account - the hours accumulated by FPL pursuant to this Section 1.63. For the calendar year in which the Third Amendment becomes effective, the Accumulated Reclose Hours Account balance as of the first day of such year will be deemed to be 360 hours. As of the first day of each subsequent calendar year, the balance of the Accumulated Reclose Hours Account will equal the lesser of (i) the Cap (i.e., 1440 hours) or (ii) 360 hours plus the difference between the balance of the Accumulated Reclose Hours Account existing as of the first day of the immediately prior calendar year and the number of hours occurring in the immediately prior calendar year for which ICL was paid or is due to be paid pursuant to Section 8.1.2, provided that such difference shall never fall below zero. APPENDIX 1 to this Third Amendment illustrates how the balance in the Accumulated Reclose Hours Account will be determined as of the beginning of each calendar year. At any point within any calendar year (after the date the Third Amendment becomes effective), the balance in the Accumulated Reclose Hours Account will equal the difference between the balance of the Accumulated Reclose Hours Account existing as of the first day of such calendar year, and the number of hours to-date occurring in such calendar year for which ICL was paid or is due to be paid pursuant to Section 8.1.2, provided that such difference shall never fall below zero.

           1.64    As-Available Energy Costs - FPL's tariff rate for as-available energy calculated according to the methodology established pursuant to Florida Administrative Code 25-17.0825, as it may be amended from time to time.

           1.65    Cap - the maximum number of hours that FPL is permitted to have accumulated at any time in the Accumulated Reclose Hours Account, which shall be 1440 hours.

1.66    Reclose Notice - a notice provided by ICL to FPL specifying a time at which the Facility will be ready to reclose into FPL's system.

           1.67    Reclose Period - the period of time between (a) the time the Facility actually recloses into the FPL system and delivers Energy to FPL after FPL has notified ICL pursuant to Section 13.3.1 that it does not desire that the Facility reclose at the time specified in a Reclose Notice and (b) the earliest of (i) such subsequent time the Facility Separates other than in accordance with Section 13.3.5(a), (ii) the beginning of the first full clock-hour after FPL exercises its Dispatch and Control Rights to request the Facility to again produce generation at or above Minimum Load, or (iii) the beginning of the first full hour as to which FPL advises ICL (a) FPL is ending the Reclose Period and (b) FPL is not exercising its Dispatch and Control Rights under the Agreement.

           1.68    Reclose Period Hour - any hour during a Reclose Period in which ICL delivers Energy to FPL from the Facility, except for hours specified in Section 13.3.5(b) below.

           1.69    Separates (Separate or Separated or Separating) - any circumstance in which the Facility is not connected to the FPL system such that electricity has ceased to flow from the Facility to the FPL system for any reason, including but not limited to, Major Maintenance Outages, Scheduled Maintenance Periods, Unscheduled Outages and periods in which FPL has requested ICL to decommit the Facility and ICL has elected not to operate the Facility.

SECTION II
BASIS FOR PAYMENTS BY FPL

           2.1    The Agreement is amended by deleting Section 8.1 of the Agreement in its entirety and replacing it with the following:

                      8.1    FPL shall pay ICL for each MWh of Energy as follows:

                                 8.1.1    Except as provided in Sections 8.1.2, 8.1.3, 8.1.5, 13.3.3, or 13.3.5(b), FPL shall pay ICL for each MWh of Energy at an hourly rate equal to the Unit Energy Payment Cost times the Unit Hourly Efficiency Factor.

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           8.1.2    For each MWh of Energy delivered from the Facility to FPL during an hour which is a Reclose Period Hour, up to and including (but not to exceed) the number of hours in the Accumulated Reclose Hours Account as of that hour, such Accumulated Reclose Hours to be calculated in accordance with Section 1.63 herein, FPL shall pay ICL at an hourly rate equal to FPL's actual hourly As-Available Energy Costs, except as provided in Section 13.3.3(a).

           8.1.3    For each MWh of Energy delivered from the Facility to FPL during an hour which is a Reclose Period Hour, for the number of such hours in excess of the number of hours in the Accumulated Reclose Hours Account as of that hour, such Accumulated Reclose Hours to be calculated in accordance with Section 1.63 herein, FPL shall pay ICL at an hourly rate equal to the Unit Energy Payment Cost, except as provided in Section 13.3.3(a).

           8.1.4    At the end of the initial term of the Agreement, neither Party will be liable to the other Party with respect to any remaining balance then existing in the Accumulated Reclose Hours Account.

           8.1.5    Other than as provided in Section13.3.3(a) below, FPL shall not pay for any megawatts of Energy produced by ICL in excess of an integrated hourly output of 100 MWh per hour during any hour of a Reclose Period.

       2.2    Section 8.3 of the Agreement is amended by substituting "Sections 8.1.1, 8.1.2, 8.1.3, 8.1.5, 13.3.3 and 13.3.5" for "Section 8.1" such that it reads as follows:

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                      8.3    Calculation of the Monthly Energy Payment to ICL shall be (i) the sum, over all hours of the Monthly Billing Period, of the product of each hour's applicable rate as set forth in Sections 8.1.1, 8.1.2, 8.1.3, 8.1.5, 13.3.3 or 13.3.5 times the purchases of Energy by FPL for that hour, plus (ii) any applicable adjustments pursuant to Section 8.4. Any adjustment(s) made pursuant to Section 8.4 shall not affect the hourly rate for As Available Energy Costs paid by FPL to ICL pursuant to Section 8.1.2 above or the payment based upon As Available Energy Costs pursuant to Section 13.3.5(b).

           2.3    Section 8.8 of the Agreement is amended by adding a sentence to the end of the paragraph such that it reads as follows:

                      8.8    Beginning on the Commercial Operation Date, FPL shall pay ICL the Start-up Cost incurred by ICL as a direct result of starting the Facility following an FPL-required shutdown of the Facility pursuant to Section 13.0 DISPATCH, CONTROL, OPERATION AND MAINTENANCE OF THE FACILITY. The payment shall be the sum of all Start-up Costs during the Monthly Billing Period. From the beginning of any Reclose Period until the earlier of (i) the beginning of the first full hour after FPL exercises its Dispatch and Control Rights to request the Facility to again produce generation at or above Minimum Load, or (ii) the beginning of the first full hour as to which FPL advises ICL (a) FPL is ending the Reclose Period and (b) FPL is not exercising its Dispatch and Control Rights under the Agreement, FPL shall pay Start-up Costs as defined by Section 1.53 no more than one time and only if the Facility Separates following an FPL-required shut down. For avoidance of doubt, FPL shall not pay Start-up Costs if the Facility Separates as provided in Section 13.3.5(a) herein.

SECTION III
BILLING AND PAYMENT

           3.1    The Agreement is amended by adding the following provisions to the end of Section 9.1 of the Agreement:

                      9.1.17     The total number of Reclose Period Hours that have occurred in that calendar year through the last day of the Monthly Billing Period;

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           9.1.18    The number of (i) Reclose Period Hours in the Monthly Billing Period during which Energy deliveries were subject to pricing pursuant to Section 8.1.2 and (ii) hours in the Monthly Billing Period during which Energy deliveries were subject to pricing pursuant Section 13.3.5(b), and the As-Available Energy Costs in each hour within (i) and (ii) applicable to such deliveries of Energy; and

           9.1.19    The balance in the Accumulated Reclose Hours Account immediately after the last day of the Monthly Billing Period.

       3.2    Section 9.1.15 of the Agreement is amended by deleting the word "and", and Section 9.1.16 of the Agreement is amended by replacing the period with ";".

SECTION IV
DISPATCH, CONTROL, OPERATION AND MAINTENANCE OF THE FACILITY

           4.1    The Agreement is amended by deleting Section 13.3 of the Agreement in its entirety and replacing it with the following provisions. Nothing in the following provisions, unless so expressly stated therein, is intended to limit FPL's Dispatch and Control Rights under the Agreement, including but not limited to FPL's rights set forth in Section 13.6 and defined in Section 1.21 of the Agreement.

           13.3    If the Facility is Separated from the FPL system for any reason, under no circumstances shall ICL reclose into FPL's system without first obtaining FPL's specific approval, as determined by the Operating Representatives, as follows:

           13.3.1 (a) If the Facility Separates and (i) ICL proposes to deliver Energy to FPL within four (4) hours or less from the time the Facility Separates, ICL, to reclose into the FPL system, shall provide a Reclose Notice to FPL as far in advance of the proposed reclosure time specified in the Reclose Notice as is practicable and, in any event, at least thirty (30) minutes prior to the reclosure time specified in the Reclose Notice, which proposed reclosure time must be not more than four (4) hours from the time of Separation, or (ii) ICL proposes to deliver Energy to FPL at a time that is more than four (4) hours from the time the Facility Separates, ICL, to reclose into the FPL system, shall provide notice to FPL at least three (3) hours in advance of the proposed reclosure time specified in the Reclose Notice.

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           (b)    If FPL does not wish the Facility to reclose into FPL's system at the time specified in ICL's Reclose Notice, FPL shall so notify ICL at least fifteen (15) minutes before the time specified in the Reclose Notice if subsection (a)(i) applies, and at least two (2) hours before the time specified in the Reclose Notice if subsection (a)(ii) applies.

           (c)    If ICL continues to wish to reclose the Facility into the FPL system after receiving the FPL notice pursuant to subsection (b), ICL shall notify FPL of such intent as soon as possible but within five (5) minutes after receipt of such FPL notice if subsection (a)(i) applies and within fifteen (15) minutes after receipt of such FPL notice if subsection (a)(ii) applies. If ICL provides the notice set forth in the preceding sentence, ICL shall have the right to reclose the Facility into the FPL system (and FPL shall be deemed to have granted specific approval to reclose the Facility to the FPL system) at the time specified in the Reclose Notice and generate Energy at or below Minimum Load (or above Minimum Load to the extent consistent with Section 13.3.2) subject only to FPL’s right (i) to delay reclosure for up to four (4) hours beyond the time specified in the Reclose Notice for any reason FPL chooses in its sole interest and/or completely in its own self interest, and/or with or without cause or justification, or for no reason at all, provided that FPL may delay reclosure pursuant to this subsection (c)(i) only if FPL notifies ICL, as soon as possible following receipt of ICL’s notice pursuant to the first sentence of this subsection (c) but within five (5) minutes after receipt of ICL’s notice if subsection (a)(i) applies and within one (1) hour if subsection (a)(ii) applies, of such intent and designates in such notice the time at or within the four (4) hour period that ICL can reclose into the FPL system and (ii) to approve reclosure which approval shall be withheld only pursuant to Section 6.3(i) or (ii) of this Agreement, provided that if reclosure is delayed pursuant to Section 6.3(i) or (ii), FPL shall comply with the last sentence of Section 6.3.

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           (d)    If ICL recloses pursuant to Section 13.3.1(c) above following a Separation other than a Separation for a Scheduled Outage, ICL shall first comply with the requirements of Section 13.3.2(a).

                      13.3.2 (a)    Following any time when the Facility (i) Separates other than for a Scheduled Outage and (ii) recloses pursuant to Section 13.3.1(c) above, ICL shall demonstrate the Facility's Available Committed Capacity. The Facility will have six (6) hours beginning with the first full hour following reclosure to seek to achieve and sustain for one full clock-hour an hourly integrated megawatt output level at or above its Committed Capacity and return to operation at or below Minimum Load and will operate at or below Minimum Load until (i) the end of the Reclose Period, unless the Facility Separates in accordance with Section 13.3.5(a), or (ii) the start of a Re-demonstration Period as described below in subsection (b). From the time of reclosure up through the end of the sixth full hour following reclosure ("Hour Six"), ICL shall receive credit towards its Daily Capacity Factor and Daily On-peak Capacity Factor at its actual hourly integrated megawatt output level for each such hour (not to exceed the Committed Capacity), unless and until the first full hour that the hourly integrated megawatt output level is at or above Committed Capacity ("Successful Demonstration"), in which case it shall receive credit towards its Daily Capacity Factor and Daily On-peak Capacity Factor at its Committed Capacity, which shall be ICL's Available Committed Capacity, for that hour and for each full hour thereafter until the earlier of (i) the end of the Reclose Period or (ii) a reduction in ICL's Available Committed Capacity ("Capacity Reduction"). If ICL is unable to achieve and sustain for one full clock-hour an hourly integrated megawatt output level at or above its Committed Capacity, then beginning in the seventh full hour following reclosure and continuing until the earlier of (i) the end of the Reclose Period, (ii) a Capacity Reduction, or (iii) the start of a Re-demonstration Period as described in subsection (b) below, ICL shall receive credit at the highest hourly integrated megawatt output level achieved by ICL during the previous full six-hour period, which output level shall be ICL's Available Committed Capacity.

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           (b)    If ICL is unable to achieve a Successful Demonstration or there is a Capacity Reduction, ICL shall have the right, upon two (2) hours notice to FPL, to select a consecutive four-hour period which begins no earlier than 7:00 a.m. and ends no later than 10:00 p.m., beginning any time after Hour Six, to re-demonstrate its Available Committed Capacity (“Re-demonstration Period”), and shall continue to have the right to re-demonstrate the Facility’s Available Committed Capacity during a consecutive four-hour period which begins no earlier than 7:00 a.m. and ends no later than 10:00 p.m. on any day during the Reclose Period, upon two (2) hours notice to FPL, until ICL achieves a Successful Demonstration. At the end of each Re-demonstration Period, ICL will operate the Facility at or below Minimum Load until (i) the end of the Reclose Period, unless the Facility Separates in accordance with Section 13.3.5(a), or (ii) the start of a new Re-demonstration Period, if any. During the Re-demonstration Period, ICL shall receive credit towards its Daily Capacity Factor and Daily On-peak Capacity Factor at the actual hourly integrated megawatt output level for each such hour (not to exceed the Committed Capacity), unless and until the first full hour that it achieves a Successful Demonstration, in which case ICL shall receive credit towards its Daily Capacity Factor and Daily On-peak Capacity Factor at its Committed Capacity, which shall be ICL’s Available Committed Capacity, for that hour and for each full hour thereafter until the earlier of (i) the end of the Reclose Period or (ii) a Capacity Reduction. If ICL is unable to achieve a Successful Demonstration, then beginning in the first full hour following the Re-demonstration Period and continuing until the earlier of (i) the end of the Reclose Period, (ii) a Capacity Reduction, or (iii) the start of a new Re-demonstration Period, if any, ICL shall receive credit at the highest hourly integrated megawatt output level achieved by ICL during the most recent Re-demonstration Period, which output level shall be ICL’s Available Committed Capacity.

           13.3.3 (a) If the Facility recloses pursuant to Section 13.3.1(c), then from the time the Facility recloses up through the end of Hour Six, as that term is used in Section 13.3.2 above, ICL shall be paid for each megawatt of Energy produced above 100 MW at an hourly rate equal to the Unit Energy Payment Cost and for each megawatt of Energy up to 100 MW in accordance with Sections 8.1.2 or 8.1.3 as applicable. Following Hour Six, ICL shall only receive payment for Energy produced up to 100 MW, which shall be paid in accordance with Sections 8.1.2 or 8.1.3 as applicable, except that during any Re-demonstration Period, as that term is used in Section 13.3.2 above, ICL shall receive payment for each megawatt of Energy produced up to 100 MW in accordance with Sections 8.1.2 or 8.1.3 as applicable, and shall receive payment for each megawatt of Energy produced above 100 MW in accordance with Section 8.1.2.

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(b) FPL will provide ICL FPL’s projected hourly As-Available Energy Costs for each hour of a Reclose Period using the most recent projected rate available. For the day on which the reclosure as specified in the Reclose Notice is to occur, FPL shall provide the projected hourly As-Available Energy Costs for that day and for at least the next following day as soon as practicable after FPL advises ICL that FPL wishes the Facility to remain Separated. On each day during a Reclose Period subsequent to the day specified in the Reclose Notice as the date of reclosure, FPL shall provide the ICL control room by facsimile the projected rate by 4:00 p.m. for at least the following day. FPL offers no guarantees with regard to the accuracy of the projected hourly As-Available Energy Costs, which are prepared and provided for planning purposes only and should not be relied upon. Further, ICL hereby agrees to treat as proprietary to FPL and confidential any and all projected hourly As-Available Energy Costs information provided to ICL by FPL, to use such information solely for the purpose of operating the Facility as set forth in the Agreement, and not to disclose this information to any other person or entity, including but not limited to, any affiliate, parent, subsidiary or related company, other than a person that is employed in the operation or management of the Facility for 90 days after the day for which such projected hourly As-Available Energy Costs applies.

13.3.4 If the Facility fails to reclose within thirty (30) minutes after the time specified in a Reclose Notice or at such later time as provided for under Section 13.3.1(c), each hour, beginning with and including the later of the hour in which such reclosure as specified by ICL in the Reclose Notice was to occur or such later hour for reclosure as provided for under Section 13.3.1(c), and continuing until the first full hour following reclosure, shall be an Unscheduled Outage.

13.3.5 (a) If, during a Reclose Period, ICL desires to voluntarily Separate the Facility from the grid, ICL may do so provided ICL gives FPL a minimum of eight (8) hours notice prior to doing so, unless there is an unscheduled reduction of steam demand at the Facility’s steam host(s) such that anticipated or actual steam demand will be 20,000 lbs. of steam per hour or less, in which case ICL will give FPL a minimum of two (2) hours notice prior to doing so. If the Facility voluntarily Separates, as that term is defined in Section 1.69 herein, without providing FPL such notice, or more than thirty (30) minutes prior to the time specified by ICL in the notice as the time the Facility will Separate, the hours, beginning with the hour the Facility Separates and ending with the hour the Facility recloses, shall be deemed an Unscheduled Outage.

(b) If the Facility, rather than Separating at the time specified by ICL in the notice as provided in subsection (a) above, continues to operate and deliver Energy to FPL up to its Minimum Load for more than thirty (30) minutes after the time for Separation specified by ICL in the notice, ICL shall receive payment for all megawatts of Energy delivered up to a maximum of 100 MW at 50% of the As-Available Energy Costs and shall receive no payment for Energy delivered in excess of 100 MW. ICL shall be paid at the above-specified rates up through the end of the last hour of such Reclose Period. Any hours paid at the above-specified rates shall not be considered Reclose Period Hours.

13.3.6 If in response to a Reclose Notice provided pursuant to Section 13.3.1(a), FPL does not notify ICL as provided in Section 13.3.1(b) that FPL does not wish the Facility to reclose into FPL’s system or is exercising its rights pursuant to Section 6.3(i) or (ii) of the Agreement, then the control of Capacity and Energy shall be ICL’s responsibility (and FPL shall pay for each MWh of Energy pursuant to Section 8.1.1) unless and until FPL exercises its Dispatch and Control Rights.

           4.2    Section 13.7 of the Agreement is amended to read in its entirety as follows:

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                      13.7 For purposes of exercising certain Dispatch and Control Rights, FPL agrees that the minimum notice for shutdown shall be eight hours and the minimum run time between start-up and shutdown shall be eight hours. FPL may request ICL to decommit the Facility, provided that such requests will not exceed the FPL Operating Limits. Unless FPL notifies ICL that purchases from ICL at that time should be interrupted due to circumstances specified in Section 6.3(i) or (ii), SALE OF ENERGY AND CAPACITY BY ICL, ICL may, at its sole discretion, continue to operate the Facility at or below Minimum Load and deliver Energy to FPL. Any hour or part of an hour (i) that ICL elects to continue to operate the Facility rather than decommit the Facility as requested by FPL, or (ii) any hour, whether or not encompassed by subsection (i) above, during a Reclose Period shall not be considered a Dispatch Hour. Once FPL requests the Facility to again produce generation at or above the Minimum Load, the first hour subsequent to such request shall be a Dispatch Hour. 4.3 Section 15.2.2 of the Agreement is amended by adding after the word "procedures" the following: "including procedures to implement Section 13.3."

SECTION V
EFFECTIVE DATE

           5.1 This Third Amendment shall become effective on the first day of the month following the month in which the later of the following has been achieved: (i) the FPSC issues a final determination as to which no appeal is pending and which is no longer appealable (hereinafter the "Final Order"), in form and substance acceptable to each Party in its sole discretion and (ii) ICL shall have notified FPL in writing that it has obtained satisfaction of any requirements in ICL's bond indenture that are conditions precedent to the effectiveness of this Third Amendment to the Agreement ("Bond Requirements") provided that such notice shall be delivered to FPL within sixty days of the execution by both Parties of this Agreement unless such period is extended in writing by the Parties.

           5.2 Within 20 days of the execution of this Third Amendment by both Parties, the Parties will jointly submit a petition to the FPSC for approval of this Third Amendment ("Petition"). Each Party will use good faith diligent efforts to obtain approval of the Third Amendment by the FPSC, however, this obligation does not give rise to any liability by either Party to the other Party. Either Party shall have the right to withdraw the Petition, in its sole discretion for any reason or for no reason, at any time prior to the time of a Final Order.

           5.3 ICL will use good faith diligent efforts to satisfy the Bond Requirements; however, this obligation does not give rise to any liability by ICL to FPL.

SECTION VI
SETTLEMENT OF LITIGATION

           6.1 Upon satisfaction of each of the conditions set forth in Section 5.1, the Parties shall (i) file a joint motion to dismiss the Litigation with prejudice, each Party to bear its own fees and costs, and (ii) except for claims to enforce the terms of this Third Amendment, each Party, and its direct or indirect owners, subsidiaries, affiliates, heirs, assigns, successors, distributors, licensees, officers, directors, agents, representatives and employees, both past and present, releases and discharges the other Party, and its direct or indirect owners, subsidiaries, affiliates, heirs, assigns, successors, distributors, licensees, officers, directors, agents, representatives, and employees, both past and present, from any and all claims, demands, or causes of action of any kind that each Party may now or hereafter have against the other Party concerning or arising from any allegations or claims, known or unknown, contingent or vested, which relate in any way to claims, counterclaims and causes of action which were asserted in the Litigation. Notwithstanding this provision, or any provision of this Third Amendment, the Parties expressly recognize that any and all claims relating to any costs, credits, rebates, discounts and allowances/concessions ICL received from its coal supplier, coal transporter, lime and/or ash vendors, or any other costs or adjustments required by, or in accordance with, Section 8.4 of the Agreement are not released by this provision. 6.2 Upon the denial or withdrawal of the Petition submitted to the FPSC, or the failure to satisfy the Bond Requirements within sixty days of the execution of this Third Agreement (as such period may be extended in accordance herewith), the Parties shall promptly file a joint motion to vacate the stay of the Litigation, and this Third Amendment and the Settlement Agreement dated December 19, 2000 pertaining to reclosure of the Facility after Separation and which was the predicate for this Third Amendment, shall be immediately and without further action null and void and without further effect and neither Party shall have any liability to the other Party with respect to (i) such Settlement Agreement or (ii) this Third Amendment.

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SECTION VII

MISCELLANEOUS

           7.1 Except as expressly modified herein, all other terms and conditions of the Agreement shall remain unchanged. The Parties acknowledge and agree that this Third Amendment is contingent upon final approval of the Bond Requirements and the FPSC and that in the event such conditions are not satisfied, the above-referenced Agreement shall remain in full force and effect and unchanged without reference to this Third Amendment.

           7.2 Each Party hereto expressly warrants and represents that it has any requisite corporate or partnership approval, as the case may be, to execute and deliver this Third Amendment and that each of the persons executing this Third Amendment has the necessary and appropriate authority to do so; that there are no pending agreements, transactions, or negotiations to which it is a party that would render this Third Amendment or any part thereof void, voidable, or unenforceable; that no authorization, consent or approval of any governmental entity is required to make this Third Amendment valid and binding upon it other than as contemplated in Articles V and VI above; and that, subject to Articles V and VI, this Third Amendment and the Agreement as amended by this Third Amendment each constitute its legal, valid and binding obligation.            7.3 This Third Amendment shall be governed by the laws of the State of Florida applicable to contracts made or to be performed in Florida, without regard to the conflicts of law principles thereof. The Parties hereto consent to the personal jurisdiction and venue of the federal and state courts in the State of Florida, and agree that all disputes or litigation regarding this Third Amendment shall be submitted to and determined by said courts.            7.4 This Third Amendment is binding upon and shall inure to the benefit of the licensees, representatives, transferees, affiliates, subsidiaries, direct and indirect owners, successors, heirs and/or assigns of the Parties hereto. This Third Amendment and the Agreement contain the entire agreement between the Parties hereto with respect to the subject matter hereof, supersedes any and all prior oral and written agreements relating thereto, and may not be modified, amended, or amplified except by a written document executed by both Parties hereto.            7.5 If any provision of this Third Amendment is invalid and unenforceable then, to the fullest extent permitted by law, (a) the other provisions hereof shall remain in full force and effect, and (b) the invalidity or unenforceability of any provision hereof shall not affect the validity or enforceability of the Agreement.            7.6 This Third Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement, and a facsimile signature shall be deemed to have the same effect as an original signature.

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IN WITNESS WHEREOF, the Parties hereto have caused this Third Amendment to be executed as of this ___th day of May, 2001 by their respective duly authorized officers.

INDIANTOWN COGENERATION, L.P.              FLORIDA POWER & LIGHT COMPANY

By: _______________________________        By: ________________________________

Title: ______________________________      Title: _____________________________
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APPENDIX 1

SAMPLE DETERMINATION OF ACCUMULATED RECLOSE HOURS ACCOUNT
ON A CALENDAR YEAR BASIS
USING HYPOTHETICAL OPERATIONS OVER ASSUMED 15 YEAR PERIOD
(FOR PURPOSES OF ILLUSTRATION ONLY)

------------------------ -------------------------- --------------------- -------------------------- ------------------
          (a)                       (b)                     (c)                      (d)                    (e)
         Year               Accumulated Reclose         Hours of ICL      Number of Hours In Which     Difference of
(starting with year in         Hours Account          Operation During    Payment is made pursuant      (b) and (d)
 which Third Amendment    (as of first day of the     Reclose Periods         to Section 8.1.2
  becomes effective)     year, equal to (e) + 360        (assumed)         (lesser of (b) or (c))
                          after year 1; capped at
                                   1440)
------------------------ -------------------------- --------------------- -------------------------- ------------------
           1                        360                     300                      300                    60
------------------------ -------------------------- --------------------- -------------------------- ------------------
           2                        420                     500                      420                     0
------------------------ -------------------------- --------------------- -------------------------- ------------------
           3                        360                      60                      60                     300
------------------------ -------------------------- --------------------- -------------------------- ------------------
           4                        660                     400                      400                    260
------------------------ -------------------------- --------------------- -------------------------- ------------------
           5                        620                      20                      20                     600
------------------------ -------------------------- --------------------- -------------------------- ------------------
           6                        960                      20                      20                     940
------------------------ -------------------------- --------------------- -------------------------- ------------------
           7                       1300                      20                      20                    1280
------------------------ -------------------------- --------------------- -------------------------- ------------------
           8                       1440                      0                        0                    1440
------------------------ -------------------------- --------------------- -------------------------- ------------------
           9                       1440                      0                        0                    1440
------------------------ -------------------------- --------------------- -------------------------- ------------------
          10                       1440                     500                      500                    940
------------------------ -------------------------- --------------------- -------------------------- ------------------
          11                       1300                     200                      200                   1100
------------------------ -------------------------- --------------------- -------------------------- ------------------
          12                       1440                     1500                    1440                     0
------------------------ -------------------------- --------------------- -------------------------- ------------------
          13                        360                     500                      360                     0
------------------------ -------------------------- --------------------- -------------------------- ------------------
          14                        360                     100                      100                    260
------------------------ -------------------------- --------------------- -------------------------- ------------------
          15                        620                      0                        0                     620
------------------------ -------------------------- --------------------- -------------------------- ------------------